SUBSIDIARIES OF THE REGISTRANT



Bud Meyer Truck Lines, Inc., a Minnesota corporation

Covenant Acquisition Co., a Nevada corporation

Covenant Leasing, Inc., a Nevada corporation

Covenant Transport, Inc., a Tennessee corporation

Intellectual Property Co., a Nevada corporation

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